Exhibit 99.1
Starbucks Reports Q1 Fiscal 2023 Results
Q1 Consolidated Net Revenues Up 8% to a Record $8.7 Billion
Q1 Comparable Store Sales Up 5% Globally; Up 10% in the U.S; Up Double Digits Internationally, Excluding China
Q1 GAAP EPS $0.74; Non-GAAP EPS $0.75; Performance Materially Impacted by Headwinds in China
Q1 Active U.S. Starbucks® Rewards Membership Reaches 30.4 Million, Up 15% Over Prior Year, Up 6% Sequentially
Q1 Card Loads Reaches a Record $3.3 Billion; Ranking as #2 U.S. Brand in Holiday Gift Card Activations
Company Reaffirms 2023 Full Year Guidance

SEATTLE; February 2, 2023 – Starbucks Corporation (Nasdaq: SBUX) today reported financial results for its 13-week fiscal first quarter ended January 1, 2023. GAAP results in fiscal 2023 and fiscal 2022 include items that are excluded from non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Q1 Fiscal 2023 Highlights

•Global comparable store sales increased 5%, primarily driven by a 7% increase in average ticket, partially offset by a 2% decline in comparable transactions
◦North America and U.S. comparable store sales increased 10%, driven by a 9% increase in average ticket and a 1% increase in comparable transactions
◦International comparable store sales decreased 13%, driven by a 12% decline in comparable transactions and a 1% decline in average ticket; China comparable store sales decreased 29%, driven by a 28% decline in comparable transactions and a 1% decline in average ticket
•The company opened 459 net new stores in Q1, ending the period with 36,170 stores globally: 51% company-operated and 49% licensed
◦At the end of Q1, stores in the U.S. and China comprised 61% of the company’s global portfolio, with 15,952 stores in the U.S. and 6,090 stores in China
•Consolidated net revenues up 8%, to a record $8.7 billion, inclusive of approximately 3% unfavorable impact from foreign currency translation
•GAAP operating margin of 14.4% decreased from 14.6% in the prior year, primarily driven by previously committed investments in labor including enhanced store partner wages and benefits, inflationary pressures and sales deleverage in China, partially offset by strategic pricing in North America and sales leverage across markets outside of China
◦Non-GAAP operating margin of 14.5% decreased from 15.1% in the prior year
•GAAP earnings per share of $0.74 grew 7% over prior year, including an estimated $0.06(1) of dilutive impact from China
◦Non-GAAP earnings per share of $0.75 grew 4% over the prior year, including an estimated $0.06(1) of dilutive impact from China
•Starbucks Rewards loyalty program 90-day active members in the U.S. increased to 30.4 million, up 15% year-over-year

“Starbucks performance in Q1 demonstrates the strength and resilience of our business and accelerating demand for Starbucks Coffee all around the world,” said Howard Schultz, interim ceo. “We posted today’s strong results despite challenging global consumer and inflationary environments, a soft quarter for retail overall and the unprecedented, COVID-related headwinds that unfolded in China in Q1,” Schultz added.

“I am very proud of what we achieved in Q1, with nearly every business segment contributing to our strong performance,” commented Rachel Ruggeri, chief financial officer. “And I’m pleased to share that our fiscal 2023 guidance remains unchanged, despite the headwinds from China,” Ruggeri added.

(1) In this release, we estimate the impact of headwinds from China by comparing actual results to our previous forecasts and excluding the impact of foreign currency translation. These forecasts were created prior to Q1 FY23 and were based on information available at the time and on a variety of assumptions which we believe were reasonable, some or all of which may prove not to be accurate.

Q1 North America Segment Results

	Quarter Ended		Change (%)
($ in millions)	Jan 1, 2023	Jan 2, 2022
Change in Comparable Store Sales (1)	10%	18%
Change in Transactions	1%	12%
Change in Ticket	9%	6%
Store Count	17,381	16,888	3%
Revenues	$6,551.3	$5,732.3	14%
Operating Income	$1,212.4	$1,083.1	12%
Operating Margin	18.5%	18.9%	(40) bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales.

Net revenues for the North America segment grew 14% over Q1 FY22 to $6.6 billion in Q1 FY23, primarily driven by a 10% increase in company-operated comparable store sales, driven by a 9% increase in average ticket and a 1% increase in transactions, net new store growth of 3% over the past 12 months and strength in our licensed store sales.

Operating income increased to $1.2 billion in Q1 FY23 compared to $1.1 billion in Q1 FY22. Operating margin of 18.5% contracted from 18.9% in the prior year, primarily driven by previously committed investments in labor including enhanced store partner wages and benefits, as well as higher commodity and supply chain costs due to inflationary pressures. This contraction was partially offset by strategic pricing and sales leverage.

Q1 International Segment Results

	Quarter Ended		Change (%)
($ in millions)	Jan 1, 2023	Jan 2, 2022
Change in Comparable Store Sales (1)	(13)%	(3)%
Change in Transactions	(12)%	2%
Change in Ticket	(1)%	(5)%
Store Count	18,789	17,429	8%
Revenues	$1,680.1	$1,875.9	(10)%
Operating Income	$240.4	$299.6	(20)%
Operating Margin	14.3%	16.0%	(170) bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed.

Net revenues for the International segment declined 10% over Q1 FY22 to $1.7 billion in Q1 FY23, primarily driven by approximately 13% unfavorable impact from foreign currency translation, as well as a 13% decline in comparable store sales, primarily attributable to suppressed mobility in China. These decreases were partially offset by growth in our licensed store revenue including higher product sales and royalty revenues, as well as net new store growth of 8% over the past 12 months.

Operating income decreased to $240.4 million in Q1 FY23 compared to $299.6 million in Q1 FY22. Operating margin of 14.3% contracted from 16.0% in the prior year, primarily driven by sales deleverage in China. This contraction was partially offset by sales leverage across markets outside of China, lapping amortization expenses and business mix.

Q1 Channel Development Segment Results

	Quarter Ended		Change (%)
($ in millions)	Jan 1, 2023	Jan 2, 2022
Revenues	$478.2	$417.1	15%
Operating Income	$226.3	$183.2	24%
Operating Margin	47.3%	43.9%	340 bps

Net revenues for the Channel Development segment grew 15% over Q1 FY22 to $478.2 million in Q1 FY23, driven by growth in the Global Coffee Alliance and global ready-to-drink business.

Operating income increased to $226.3 million in Q1 FY23 compared to $183.2 million in Q1 FY22. Operating margin of 47.3% expanded from 43.9% in the prior year, primarily due to strength in our North American Coffee Partnership joint venture income.

Fiscal 2023 Financial Targets

The company will discuss fiscal year 2023 financial targets during its Q1 FY23 earnings conference call starting today at 2:00 p.m. Pacific Time. These items can be accessed on the company's Investor Relations website during and after the call. The company uses its website as a tool to disclose important information about the company and comply with its disclosure obligations under Regulation Fair Disclosure.

Company Updates

1.In October, the company hosted a District Manager+ Leadership Experience in Seattle, WA, a two-day gathering that welcomed over 2,000 retail leaders from across the U.S. and Canada. The gathering was designed to elevate the leadership excellence required to lead our stores and store partners through the company's Reinvention.

2.In November, the company opened the Starbucks Reserve® store Empire State Building® store. Spanning 23,000 square feet and three floors, this unique store serves as celebration of our brand, through innovative coffee experiences and service, including immersive hands-on workshops, guided tasting flights, as well as new beverage and food offerings only available at this location.

3.In December, the company resumed the company's Origin Experience, in which select partners who completed the company's Coffee Masters training visit Hacienda Alsacia, the company's farm in Costa Rica. The Origin Experience immerses partners in the company's coffee heritage, C.A.F.E. (Coffee and Farmer Equity) practices and farm innovation.

4.In December, the company launched Starbucks OdysseyTM Beta experience, powered by Web3 technology, to a group of waitlist Starbucks Rewards members and partners in the U.S., unlocking access to exciting new benefits and experiences through a series of entertaining, interactive activities called “Journeys”.

5.In January, the company announced the expansion of a partnership with DoorDash, Inc. providing a new delivery service in Northern California, Texas, Georgia, Florida and other select markets. Starbucks delivery with DoorDash will expand to additional markets over the coming months, with the goal of full nationwide availability in all 50 states by March 2023.

6.In Q1 fiscal 2023, the company resumed its share repurchase program, repurchasing 1.9 million shares of common stock valued at $191.4 million; approximately 50.6 million shares remain available for purchase under the current authorization. As Reinvention accelerates, the company expects to return approximately $20 billion to shareholders by the end of fiscal 2025 between our dividends and share repurchases.

7.The Board of Directors declared a cash dividend of $0.53 per share, payable on February 24, 2023, to shareholders of record on February 10, 2023. The company had 51 quarters of consistent dividend payouts with a CAGR greater than 20%.

Conference Call
Starbucks will hold a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, interim ceo, and other members of Starbucks executive leadership team. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available until end of day Friday, March 3, 2023.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 36,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at stories.starbucks.com or www.starbucks.com.

Forward-Looking Statements
Certain statements contained herein and in our investor conference call related to these results are “forward-looking” statements within the meaning of applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to trends in or expectations relating to the effects of our existing and any future initiatives, strategies, investments and plans, including our Reinvention plan, as well as trends in or expectations regarding our financial results and long-term growth model and drivers; our operations in the U.S. and China; our environmental, social and governance efforts; our partners; economic and consumer trends, including the impact of inflationary pressures; impact of foreign currency translation; strategic pricing actions; the conversion of certain market operations to fully licensed models; our plans for streamlining our operations, including store openings, closures and changes in store formats and models; the success of our licensing relationship with Nestlé, of our consumer packaged goods and foodservice business and its effects on our Channel Development segment results; tax rates; business opportunities, expansions and new initiatives, including Starbucks Odyssey; strategic acquisitions; our dividends programs; commodity costs and our mitigation strategies; our liquidity, cash flow from operations, investments, borrowing capacity and use of proceeds; continuing compliance with our covenants under our credit facilities and commercial paper program; repatriation of cash to the U.S.; the likelihood of the issuance of additional debt and the applicable interest rate; the continuing impact of the COVID-19 pandemic on our financial results and future availability of governmental subsidies for COVID-19 or other public health events; our ceo transition; our share repurchase program; our use of cash and cash requirements; the expected effects of new accounting pronouncements and the estimated impact of changes in U.S. tax law, including on tax rates, investments funded by these changes and potential outcomes; and effects of legal proceedings. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: the continuing impact of COVID-19 on our business; regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements, and the duration and efficacy of such restrictions; the resurgence of COVID-19 infections and the circulation of novel variants of COVID-19; fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the Company’s initiatives and plans; new initiatives and plans or revisions to existing initiatives or plans; our ability to obtain financing on acceptable terms; the acceptance of the Company’s products by our customers, evolving consumer preferences and tastes and changes in consumer spending behavior; partner investments, changes in the availability and cost of labor including any union organizing efforts and our responses to such efforts; failure to attract or retain key executive or employee talent or successfully transition executives; significant increased logistics costs; inflationary pressures; the impact of competition; inherent risks of operating a global business including any potential negative effects stemming from the Russian invasion of Ukraine; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; and the effects of changes in tax laws and related guidance and regulations that may be implemented, including the Inflation Reduction Act of 2022 and other risks detailed in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this release. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Metrics
The company's financial results and long-term growth model will continue to be driven by new store openings, comparable store sales growth and operating margin management. We believe these key operating metrics are useful to investors because management uses these metrics to assess the growth of our business and the effectiveness of our marketing and operational strategies.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Tiffany Willis	Reggie Borges
investorrelations@starbucks.com	press@starbucks.com
206-240-2953

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Jan 1, 2023	Jan 2, 2022	% Change	Jan 1, 2023	Jan 2, 2022

				As a % of total net revenues
Net revenues:
Company-operated stores	$7,083.5	$6,722.4	5.4%	81.3%	83.5%
Licensed stores	1,119.5	850.8	31.6	12.8	10.6
Other	510.9	477.2	7.1	5.9	5.9
Total net revenues	8,713.9	8,050.4	8.2	100.0	100.0
Product and distribution costs	2,810.2	2,526.9	11.2	32.2	31.4
Store operating expenses	3,665.3	3,400.0	7.8	42.1	42.2
Other operating expenses	129.3	101.7	27.1	1.5	1.3
Depreciation and amortization expenses	327.1	366.0	(10.6)	3.8	4.5
General and administrative expenses	580.9	525.8	10.5	6.7	6.5
Restructuring and impairments	5.8	(7.5)	nm	0.1	(0.1)
Total operating expenses	7,518.6	6,912.9	8.8	86.3	85.9
Income from equity investees	57.8	40.3	43.4	0.7	0.5
Operating income	1,253.1	1,177.8	6.4	14.4	14.6
Interest income and other, net	11.6	(0.1)	nm	0.1	0.0
Interest expense	(129.7)	(115.3)	12.5	(1.5)	(1.4)
Earnings before income taxes	1,135.0	1,062.4	6.8	13.0	13.2
Income tax expense	279.8	246.3	13.6	3.2	3.1
Net earnings including noncontrolling interests	855.2	816.1	4.8	9.8	10.1
Net earnings attributable to noncontrolling interests	—	0.2	nm	0.0	0.0
Net earnings attributable to Starbucks	$855.2	$815.9	4.8	9.8%	10.1%
Net earnings per common share - diluted	$0.74	$0.69	7.2%
Weighted avg. shares outstanding - diluted	1,152.9	1,176.6
Cash dividends declared per share	$0.53	$0.49
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				51.7%	50.6%
Effective tax rate including noncontrolling interests				24.6%	23.2%

Segment Results (in millions)

North America

	Jan 1, 2023	Jan 2, 2022	% Change	Jan 1, 2023	Jan 2, 2022
Quarter Ended				As a % of North America total net revenues
Net revenues:
Company-operated stores	$5,870.6	$5,214.1	12.6%	89.6%	91.0%
Licensed stores	680.0	515.9	31.8	10.4	9.0
Other	0.7	2.3	(69.6)	0.0	0.0
Total net revenues	6,551.3	5,732.3	14.3	100.0	100.0
Product and distribution costs	1,917.6	1,629.4	17.7	29.3	28.4
Store operating expenses	3,031.4	2,702.4	12.2	46.3	47.1
Other operating expenses	65.6	48.2	36.1	1.0	0.8
Depreciation and amortization expenses	216.9	200.0	8.5	3.3	3.5
General and administrative expenses	102.3	76.7	33.4	1.6	1.3
Restructuring and impairments	5.1	(7.5)	nm	0.1	(0.1)
Total operating expenses	5,338.9	4,649.2	14.8	81.5	81.1
Operating income	$1,212.4	$1,083.1	11.9%	18.5%	18.9%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				51.6%	51.8%

International

	Jan 1, 2023	Jan 2, 2022	% Change	Jan 1, 2023	Jan 2, 2022
Quarter Ended				As a % of International total net revenues
Net revenues:
Company-operated stores	$1,212.9	$1,508.3	(19.6)%	72.2%	80.4%
Licensed stores	439.5	334.9	31.2	26.2	17.9
Other	27.7	32.7	(15.3)	1.6	1.7
Total net revenues	1,680.1	1,875.9	(10.4)	100.0	100.0
Product and distribution costs	593.6	615.8	(3.6)	35.3	32.8
Store operating expenses	633.9	697.6	(9.1)	37.7	37.2
Other operating expenses	50.7	39.2	29.3	3.0	2.1
Depreciation and amortization expenses	81.5	133.1	(38.8)	4.9	7.1
General and administrative expenses	80.5	91.3	(11.8)	4.8	4.9
Total operating expenses	1,440.2	1,577.0	(8.7)	85.7	84.1
Income from equity investees	0.5	0.7	(28.6)	0.0	0.0
Operating income	$240.4	$299.6	(19.8)%	14.3%	16.0%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				52.3%	46.3%

Channel Development

	Jan 1, 2023	Jan 2, 2022	% Change	Jan 1, 2023	Jan 2, 2022
Quarter Ended				As a % of Channel Development total net revenues
Net revenues:	$478.2	$417.1	14.6%
Product and distribution costs	294.2	258.8	13.7	61.5%	62.0%
Other operating expenses	13.0	11.4	14.0	2.7	2.7
General and administrative expenses	2.0	3.3	(39.4)	0.4	0.8
Total operating expenses	309.2	273.5	13.1	64.7	65.6
Income from equity investees	57.3	39.6	44.7	12.0	9.5
Operating income	$226.3	$183.2	23.5%	47.3%	43.9%

Corporate and Other

	Jan 1, 2023	Jan 2, 2022	% Change

Quarter Ended
Net revenues	$4.3	$25.1	(82.9)%
Product and distribution costs	4.8	22.9	(79.0)
Other operating expenses	—	2.9	nm
Depreciation and amortization expenses	28.7	32.9	(12.8)
General and administrative expenses	396.1	354.5	11.7
Restructuring and impairments	0.7	—	nm
Total operating expenses	430.3	413.2	4.1
Operating loss	$(426.0)	$(388.1)	9.8%
Corporate and Other primarily consists of our unallocated corporate operating expenses and Evolution Fresh prior to the sale in Q4 FY22.

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except per share data)

	Jan 1, 2023	Oct 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$3,186.5	$2,818.4
Short-term investments	123.9	364.5
Accounts receivable, net	1,162.9	1,175.5
Inventories	2,088.1	2,176.6
Prepaid expenses and other current assets	373.5	483.7
Total current assets	6,934.9	7,018.7
Long-term investments	283.6	279.1
Equity investments	330.5	311.2
Property, plant and equipment, net	6,699.5	6,560.5
Operating lease, right-of-use asset	8,133.8	8,015.6
Deferred income taxes, net	1,811.8	1,799.7
Other long-term assets	527.6	554.2
Other intangible assets	151.4	155.9
Goodwill	3,383.0	3,283.5
TOTAL ASSETS	$28,256.1	$27,978.4
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,348.2	$1,441.4
Accrued liabilities	2,089.6	2,137.1
Accrued payroll and benefits	664.6	761.7
Current portion of operating lease liability	1,257.5	1,245.7
Stored value card liability and current portion of deferred revenue	2,137.0	1,641.9
Short-term debt	—	175.0
Current portion of long-term debt	1,749.3	1,749.0
Total current liabilities	9,246.2	9,151.8
Long-term debt	13,176.7	13,119.9
Operating lease liability	7,635.4	7,515.2
Deferred revenue	6,263.2	6,279.7
Other long-term liabilities	600.5	610.5
Total liabilities	36,922.0	36,677.1
Shareholders' deficit:
Common stock ($0.001 par value) — authorized, 2,400.0 shares; issued and outstanding, 1,148.5 and 1,147.9 shares, respectively	1.1	1.1
Additional paid-in capital	67.2	205.3
Retained deficit	(8,203.2)	(8,449.8)
Accumulated other comprehensive income/(loss)	(538.9)	(463.2)
Total shareholders’ deficit	(8,673.8)	(8,706.6)
Noncontrolling interests	7.9	7.9
Total deficit	(8,665.9)	(8,698.7)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)	$28,256.1	$27,978.4

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Quarter Ended
	Jan 1, 2023	Jan 2, 2022
OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$855.2	$816.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	342.5	386.4
Deferred income taxes, net	15.8	(0.3)
Income earned from equity method investees	(56.9)	(46.6)
Distributions received from equity method investees	45.7	44.9
Stock-based compensation	85.2	95.8
Non-cash lease costs	263.7	330.4
Loss on retirement and impairment of assets	21.1	50.7
Other	6.7	(4.9)
Cash provided by/(used in) changes in operating assets and liabilities:
Accounts receivable	42.0	(91.6)
Inventories	108.5	(36.0)
Accounts payable	(117.3)	84.0
Deferred revenue	461.0	461.3
Operating lease liability	(281.4)	(363.3)
Other operating assets and liabilities	(198.6)	144.0
Net cash provided by operating activities	1,593.2	1,870.9
INVESTING ACTIVITIES:
Purchases of investments	(10.5)	(61.0)
Sales of investments	0.8	72.6
Maturities and calls of investments	253.3	45.6
Additions to property, plant and equipment	(516.8)	(416.8)
Other	(6.1)	(41.4)
Net cash used in investing activities	(279.3)	(401.0)
FINANCING ACTIVITIES:
Net proceeds/(payments) from issuance of commercial paper	(175.0)	200.0
Proceeds from issuance of common stock	45.9	41.3
Cash dividends paid	(608.3)	(576.0)
Repurchase of common stock	(191.4)	(3,520.9)
Minimum tax withholdings on share-based awards	(79.0)	(113.6)
Net cash provided by/(used in) financing activities	(1,007.8)	(3,969.2)
Effect of exchange rate changes on cash and cash equivalents	62.0	13.0
Net increase/(decrease) in cash and cash equivalents	368.1	(2,486.3)
CASH AND CASH EQUIVALENTS:
Beginning of period	2,818.4	6,455.7
End of period	$3,186.5	$3,969.4
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$116.7	$108.3
Income taxes	$106.2	$161.4

Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
U.S. Supplemental Data

	Quarter Ended		Change (%)
($ in millions)	Jan 1, 2023	Jan 2, 2022
Revenues	$6,110.2	$5,314.4	15%
Change in Comparable Store Sales (1)	10%	18%
Change in Transactions	1%	12%
Change in Ticket	9%	6%
Store Count	15,952	15,500	3%
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales.

China Supplemental Data

	Quarter Ended		Change (%)
($ in millions)	Jan 1, 2023	Jan 2, 2022
Revenues	$621.7	$897.2	(31)%
Change in Comparable Store Sales (1)	(29)%	(14)%
Change in Transactions	(28)%	(6)%
Change in Ticket	(1)%	(9)%
Store Count	6,090	5,557	10%
(1)Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates, stores identified for permanent closure and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed.

Store Data

	Net stores opened/(closed) and transferred during the period
	Quarter Ended		Stores open as of
	Jan 1, 2023	Jan 2, 2022	Jan 1, 2023	Jan 2, 2022
North America:
Company-operated stores	40	39	10,256	9,900
Licensed stores	46	23	7,125	6,988
Total North America	86	62	17,381	16,888
International:
Company-operated stores	97	213	8,134	7,485
Licensed stores	276	209	10,655	9,944
Total International	373	422	18,789	17,429
Total Company	459	484	36,170	34,317

Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measures of non-GAAP general and administrative expenses (G&A), non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share exclude the below-listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company's past operating performance. The GAAP measures most directly comparable to non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share are general and administrative expenses, operating income, operating income growth, operating margin, effective tax rate and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
Restructuring and impairment costs	Management excludes restructuring and impairment costs for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.
Transaction and integration-related costs	Management excludes transaction and integration costs, primarily amortization, of the acquired intangible assets for reasons discussed above. Additionally, we incur certain costs associated with certain divestiture activities. These costs are expected to be recognized over a finite period of time.

Non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Quarter Ended (1)
Consolidated	Jan 1, 2023	Jan 2, 2022	Change
General and administrative expenses, as reported (GAAP)	$580.9	$525.8	10.5%
Transaction and integration-related costs	—	(0.1)
Non-GAAP G&A	$580.9	$525.7	10.5%
Non-GAAP G&A as a % of total net revenues	6.7%	6.5%

Operating income, as reported (GAAP)	$1,253.1	$1,177.8	6.4%
Restructuring and impairment costs (2)	5.8	(7.5)
Transaction and integration-related costs (3)	0.3	42.8
Non-GAAP operating income	$1,259.2	$1,213.1	3.8%

Operating margin, as reported (GAAP)	14.4%	14.6%	(20) bps
Restructuring and impairment costs (2)	0.1	(0.1)
Transaction and integration-related costs (3)	0.0	0.6
Non-GAAP operating margin	14.5%	15.1%	(60) bps

Diluted net earnings per share, as reported (GAAP)	$0.74	$0.69	7.2%
Restructuring and impairment costs (2)	0.01	(0.01)
Transaction and integration-related costs (3)	0.00	0.05
Income tax effect on Non-GAAP adjustments (4)	0.00	(0.01)
Non-GAAP EPS	$0.75	$0.72	4.2%
(1)Certain numbers may not foot due to rounding convention.
(2)Represents costs associated with our restructuring efforts.
(3)The first quarter of fiscal 2023 includes transaction-related expenses related to the sale of our Seattle's Best Coffee brand. The first quarter of fiscal 2022 includes amortization expense of acquired intangible assets associated with the acquisition of East China.
(4)Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

Q1 QTD FY23 NON-GAAP DISCLOSURE DETAILS
(in millions and before income taxes)

Q1 QTD FY23	North America	International	Channel Development	Corporate and Other		Consolidated
Statement of Earnings Line Item	Restructuring and Impairment Costs	Transaction and Integration-Related Costs	Transaction and Integration-Related Costs	Transaction and Integration-Related Costs	Restructuring and Impairment Costs	Total Non-GAAP Adjustment
Other operating expenses	$—	$—	$0.3	$—	$—	$0.3
Restructuring and impairments	5.1	—	—	—	0.7	5.8
Total impact to operating income	$(5.1)	$—	$(0.3)	$—	$(0.7)	$(6.1)

Non-Operating gain
Interest income and other, net						$0.4